Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Amendment No. 3 to Form F-1 of our report dated June 26, 2025, except for Note 13, Note 15 and 17, as to which the date is August 18, 2025 relating to the consolidated and combined financial statements of AM PM Group Limited as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

December 8, 2025

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com